Exhibit 99.1

TICC Announces Amended Dividend Reinvestment Plan

GREENWICH, CT – 05/30/2012 – TICC Capital Corp. (NasdaqGS: TICC) announced today that on May 30, 2012, the Board of Directors of TICC Capital Corp. (the “Company”) approved an amended and restated dividend reinvestment plan (the “Amended Dividend Reinvestment Plan”), effective as of May 30, 2012. Pursuant to the Amended Dividend Reinvestment Plan, the number of shares to be issued to a stockholder thereunder in connection with any distribution will now be determined by dividing the total dollar amount of the distribution payable to such stockholder by an amount equal to ninety five (95%) percent of the market price per share of the Company’s common stock at the close of regular trading on the Nasdaq Global Select Market on the valuation date fixed by the Company’s Board of Directors for such distribution. Other than this discount on the dividend reinvestment and certain ministerial corrections to the plan document, no other changes were made in the Amended Dividend Reinvestment Plan.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.